UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2012

_______________________________

MEDICAL ALARM CONCEPTS HOLDING, INC

(Exact name of registrant as specified in its charter)

_______________________________

Nevada	333-153290	26-3534190
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 West Church Road, Suite B, king of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)

(877) 639-2929
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On October 1, 2012, the Company received notification from a major retail partner concerning planned promotional activities. The Company was notified that this retailer was in process of mailing and otherwise distributing coupon and other promotional materials relating to the Company's MediPendant™ product. This promotion is expected to run from mid-October through mid-November. The Company is expecting robust sales as a result of this promotion, and other promotional activities, which are currently underway and being organized, and has brought in additional staff resources as a result to manage this expected increased demand.

On September 27, 2012 the Company discussed with various investors the current revenue growth and MRR (Monthly Recurring Revenue) trajectory. Management reiterated the Company's rapid movement toward profitability as the MRR continues to grow at a rapid pace. The Company reiterated that profitability is expected over the coming months due to this accelerated MRR growth, in addition to increased name recognition for the Company's MediPendant™ product and increased sales to both domestic and international distributors.

On September 27, 2012 the Company issued a press release outlining recent notification from a strategic marketing partner in Dublin, Ireland, of intention to begin marketing and offering the Company’s MediPendant™ product and monitoring services throughout Ireland.

On September 26, 2012, the Company announced it has signed an additional Fall advertising promotion for the MediPendant™. Albertson's Stores will be utilizing pharmacy merchandise bags printed with the MediPendant™ name, logo, website address and toll-free number in approximately 200 stores. This promotion, which is expected to kick off November 1st, is expected to increase awareness of the product and to generate direct sales. Since this announcement, the Company has received confirmation, and issued approval, of the promotional materials to be used for this marketing campaign.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2012	Medical Alarm Concepts Holdings, Inc.
	By	/s/ Ronnie Adams
Name: Ronnie Adams Title: